Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Humacyte, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(a)	5,177,500(2)	$11.50(3)	$59,541,250	0.0000927	$5,520
	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	89,716,840(4)	$4.03(5)	$361,558,865.20	0.0000927	$33,517
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$421,100,115.20		$39,037
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$39,037

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of common stock as may be issuable with respect to the shares being issued hereunder as a result of stock splits, stock dividends or similar transactions.
(2)Consists of: (i) 177,500 shares of common stock that may be issued upon exercise of Private Placement Warrants (as defined in the Registration Statement) and (ii) 5,000,000 shares of common stock that may be issued upon exercise of Public Warrants (as defined in the Registration Statement).
(3)Based upon the exercise price per share of common stock issuable upon exercise of the Warrants (as defined in the Registration Statement).
(4)Consists of the following shares of common stock registered for resale by the selling stockholders (as defined in the Registration Statement): (i) 17,500,000 PIPE Shares (as defined in the Registration Statement), (ii) 71,696,679 shares of common stock pursuant to that certain Investor Rights and Lock-up Agreement (as defined in the Registration Statement) and (iii) 520,161 shares of common stock purchased by two selling stockholders.
(5)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the common stock on August 30, 2022, as reported on the Nasdaq Global Select Market under the symbol “HUMA.”